Exhibit 99.1

123 South Front Street, Memphis, TN 38103 Phone (901) 495-6500

News:
For immediate release

AutoZone Board Authorizes Additional $500 Million for Share Buybacks;
Announces Agreement with Largest Shareholder ESL Investments, Inc.

Memphis, Tenn (June 26, 2008) - AutoZone, Inc. (NYSE: AZO) today announced that its Board of Directors has authorized the repurchase of an additional $500 million of the Company’s stock, bringing its current unused repurchase authorization to $608 million.  Including the additional authorization, the cumulative share repurchase authorization approved by its Board since 1998 totals $6.4 billion.

Additionally, as part of the Company’s ongoing evaluation of its capital structure, the Company has decided to increase its adjusted debt / EBITDAR leverage metric to at least  2.5x from the previously established 2.1x.  The Company believes this will better optimize its current capital structure and also reflect the ongoing strength of its free cash flow generation.

AutoZone also announced that it has entered into an agreement with ESL Investments, Inc. (with its affiliates, "ESL") setting forth certain understandings and agreements concerning ESL’s continued investment in AutoZone.  ESL currently owns approximately 36.2% of the outstanding AutoZone common stock.  Pursuant to the agreement with ESL, the Company has agreed to use its commercially reasonable efforts to achieve at least the new 2.5x adjusted debt / EBITDAR leverage metric by the end of the Company’s second quarter fiscal 2009.

“We are very pleased to have reached this agreement with our long-term and significant stockholder, ESL, which was motivated by our desire to continue to return excess capital to stockholders in the context of appropriate, mutually agreed governance arrangements,” said Bill Rhodes AutoZone’s Chairman, President and Chief Executive Officer. “We appreciate ESL's belief in the Company and its management over the past eleven years and look forward to its continued involvement in helping us achieve our goals for the benefit of all stockholders.”

The agreement with ESL provides, among other things, that, should ESL's percentage ownership of Company shares increase above certain thresholds, ESL will vote its shares owned above such thresholds in the same proportion as shares unaffiliated with ESL are actually voted.  The initial threshold is 40%, which will reduce to 37.5% following the 2009 annual meeting of stockholders.  The agreement also states the Company's intention to add three directors in the near future, two of whom will be identified by ESL for consideration by the Company’s Nominating and Corporate Governance Committee, thereby increasing the Board's size to 12 members.  Thereafter, the Company expects to reduce the Board's size to 10 members in conjunction with the 2008 annual meeting in December.  The agreement also contains certain other protections for non-ESL affiliated shareholders as well as for ESL.

The agreement with ESL or certain of its provisions will terminate, except as the parties otherwise mutually agree, upon the earlier of the date upon which the shares (a) owned by ESL constitute less than 25% of the then outstanding shares or (b) owned by ESL constitute more than 50% of the then outstanding shares, provided that ESL has acquired subsequent to the date of the agreement additional shares representing above 10% of the then outstanding shares.

Additional details and a copy of the agreement with ESL will be included in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission shortly.

About AutoZone:
As of May 3, 2008, AutoZone sells auto and light truck parts, chemicals and accessories through 4,032 AutoZone stores in 48 states, the District of Columbia and Puerto Rico in the U.S. and 130 stores in Mexico.

AutoZone is the leading retailer and a leading distributor of automotive replacement parts and accessories in the United States. Each store carries an extensive product line for cars, sport utility vehicles, vans and light trucks, including new and remanufactured automotive hard parts, maintenance items, accessories, and non-automotive products. Many stores also have a commercial sales program that provides commercial credit and prompt delivery of parts and other products to local, regional and national repair garages, dealers, and service stations.  AutoZone also sells the ALLDATA brand diagnostic and repair software.  On the web, AutoZone sells diagnostic and repair information, and auto and light truck parts through www.autozone.com.  AutoZone does not derive revenue from automotive repair or installation.

Contact Information:
Financial: Brian Campbell at (901) 495-7005, brian.campbell@autozone.com
Media: Ray Pohlman at (901) 495-7962, ray.pohlman@autozone.com